EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of inTEST Corporation of our report dated March 27, 2017, except for the segment disclosure update described in Note 15 as to which the date is November 14, 2017, relating to our audits of the consolidated financial statements and the financial statement schedule of inTEST Corporation, which appears in the Annual Report on Form 10-K of inTEST Corporation for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Blue Bell, Pennsylvania
November 14, 2017